Exhibit 4: Segment Information - Twelve Months Ended December 31, 2008

	Beer - Chile		Beer - Argentina		Non-Alcoholics**		Wine		Spirits		Others
	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007
OPERATING RESULTS
(all figures in Ch$ millions)
Revenues
Core products	278.777	265.729	139.544	74.260	197.920	187.353	94.535	87.986	41.452	42.599	13.228	11.801
Other products	5.790	4.778	3.892	1.174	1.191	984	5.025	6.760	436	778	0	0
Total	284.567	270.507	143.437	75.434	199.111	188.337	99.560	94.746	41.888	43.377	13.228	11.801
% change	5,2%		90,1%		5,7%		5,1%		-3,4%		12,1%

Cost of sales	(117.901)	(103.389)	(70.163)	(38.148)	(94.262)	(88.966)	(58.262)	(59.418)	(20.899)	(24.180)	(8.252)	(7.460)
% of sales	41,4%	38,2%	48,9%	50,6%	47,3%	47,2%	58,5%	62,7%	49,9%	55,7%	62,4%	63,2%

SG&A	(92.863)	(91.475)	(63.231)	(32.893)	(82.955)	(80.960)	(34.316)	(29.131)	(15.113)	(15.812)	(2.506)	(1.962)
% of sales	32,6%	33,8%	44,1%	43,6%	41,7%	43,0%	34,5%	30,7%	36,1%	36,5%	18,9%	16,6%

Operating profit	73.802	75.643	10.042	4.393	21.893	18.411	6.982	6.197	5.876	3.385	2.469	2.379
% change	-2,4%		128,6%		18,9%		12,7%		73,6%		3,8%
% of sales	25,9%	28,0%	7,0%	5,8%	11,0%	9,8%	7,0%	6,5%	14,0%	7,8%	18,7%	20,2%

Depreciation	23.560	21.797	8.572	6.095	11.649	11.082	6.461	6.130	2.269	1.798	2.127	1.964
Amortization	33	21	338	157	6	-	593	433	60	29	(85)	-
EBITDA	97.396	97.461	18.952	10.644	33.548	29.492	14.036	12.760	8.205	5.213	4.511	4.343
% change	-0,1%		78,1%		13,8%		10,0%		57,4%		3,9%
% of sales	34,2%	36,0%	13,2%	14,1%	16,8%	15,7%	14,1%	13,5%	19,6%	12,0%	34,1%	36,8%

	Beer - Chile		Beer - Argentina*		Non-Alcoholics**		Wine****		Spirits
	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007
VOLUMES & PRICING
					Total***		Total		Total
Volume (HLs)	5.168.256	4.911.498	3.677.658	2.722.084	5.776.694	5.449.044	921.778	925.135	210.525	215.984
% change	5,2%		35,1%		6,0%		-0,4%		-2,5%

					Soft Drinks		Chile - Domestic
					3.873.892	3.646.885	493.492	490.203
					6,2%		0,7%
					Nectars		Chile - Bottled Exports
					706.682	657.741	377.866	382.474
					7,4%		-1,2%
					Mineral Water
					1.196.120	1.144.418	Argentina
					4,5%		50.419	52.459
							-3,9%

* Volumes include exports of 252,333 HL (41,387 HL to Chile) and 186,639 HL (50,396 HL to Chile) in 2007 and 2006, respectively.
** Includes soft drinks (soft drinks, functional products, energy drinks, ice tea), nectars, mineral and purified water.
*** In unit cases, sales from the soft drink and mineral water segment totaled 101.7 million and 96 million in 2008 and 2007, respectively.
**** Volumes do not include bulk volumes of 93,520 HL (69,223 HL from Chile exports and 24,297 HL from Argentina) and 131,127 HL (104,946 HL from Chile exports and 26,181 HL from Argentina) in 2008 and 2007, respectively.
					Total		Total
Price (Ch$ / HL)	53.940	54.103	37.944	27.281	34.262	34.383	102.557	95.106	196.899	197.232
% change (real)	-0,3%		39,1%		-0,4%		7,8%		-0,2%

					Soft Drinks		Chile - Domestic
					33.458	33.366	66.545	60.578
					0,3%		9,9%
					Nectars		Chile - Bottled Exports
					46.611	48.280	140.609	134.525
					-3,5%		4,5%
					Mineral Water
					29.570	29.635	Argentina
					-0,2%		169.844	130.363
							30,3%